EXHIBIT 5.1

[Meadows, Owens, Collier Reed, Cousins & Blau, L.L.P. Letterhead]

August 23, 2004

Silverleaf Resorts, Inc.
1221 River Bend Drive
Suite 120
Dallas, TX 75247

     Re:     2,209,614 Shares of Common Stock, par value $0.01 per share, of Silverleaf Resorts, Inc.

Ladies and Gentlemen:

     We have acted as counsel for Silverleaf Resorts, Inc., a corporation organized under the laws of Texas (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (the “Registration Statement”) with respect to 2,209,614 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), to be issued from time to time pursuant to the 2003 Stock Option Plan for Silverleaf Resorts, Inc. (the “Plan”).

     In connection with the foregoing, we have examined and relied as to factual matters upon the representations and warranties contained in originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

     Our opinion set forth below is limited to the laws of the State of Texas, and we do not express any opinion herein concerning any other laws.

     Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company, and paid for in full, in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MEADOWS, OWENS, COLLIER, REED,
COUSINS & BLAU, L.L.P